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[LOGO]	news release
Contacts: Market Street Partners Didi D'Errico 415-856-5138 dderrico@blancandotus.com

Phoenix Technologies Acquires StorageSoft, Inc.

Expands Phoenix FirstWare™ Products and Distribution Channel for PC System Builders, "WhiteBox" Manufacturers, OEMs, and Corporate IT Departments

SAN JOSE, Calif., January 9, 2002—Phoenix Technologies Ltd. (Nasdaq: PTEC), a global leader in device-enabling and management software products, today announced it has acquired StorageSoft, Inc., a software developer of PC system builder tools and hard drive utilities, based in Louisville, Colorado. This completes an agreement to acquire StorageSoft that was previously announced on January 3, 2002. With the acquisition, Phoenix is further expanding its next-generation FirstWare™ product line and distribution channels in the "White Box" manufacturing, PC system builder, and corporate markets.

    For more than 22 years, Phoenix has demonstrated a successful track record of supplying system software solutions to PC OEM's and motherboard manufacturers. With the acquisition of StorageSoft, Phoenix broadens its technology, market, and customer base by providing software solutions for PC system builders and corporate IT managers, in addition to its more traditional customers. By combining Phoenix's firmware and software expertise with StorageSoft's proven hard-drive utility technology, expertise, and leadership, Phoenix will build upon the collective strengths to expand the FirstWare product line which makes the configuration, deployment, management, and support of PC's easier. Introduced in 2001, FirstWare is a breakthrough, secure, pre-OS environment ideal for storing and managing hard drive images and diagnostic tools.

    "The StorageSoft acquisition is exciting news because it is another step towards achieving our strategic goal of becoming the leading provider of standard system software products for branded OEM customers, 'White Box' manufacturers, system integrators, and corporate IT groups," said Albert E. Sisto, Chairman, President, and CEO of Phoenix Technologies. "By integrating StorageSoft's powerful hard drive technologies with our next-generation FirstWare applications, we are creating a line of best-of-breed solutions that benefit a broader range of customers than ever before. The combined solution continues our tradition of finding new ways to help customers reduce manufacturing and support costs, increase revenue, and enhance the satisfaction of their customers."

    StorageSoft's ImageCast™ product complements FirstWare by enabling rapid duplication, deployment, and management of hard drive images. With this technology, Phoenix will be able to supply customers with a "one-stop-solution" for a wide range of applications, from manufacturing to end-user disaster recovery. For example, system integrators, who generate revenue both by building systems and by providing support, will benefit by the intelligent integration of manufacturing tools and self-contained customer support solutions into their offerings.

    Further, StorageSoft technology provides customers with the ability to configure new hard drives and legacy systems with FirstWare applications, even for PC's without Phoenix's FirstWare-enabled BIOS. This greatly expands the number of PCs that can benefit from Phoenix's FirstRescue recovery tools—"always-available" pre-OS solutions designed to significantly reduce customer support costs.

    In addition to product and technology benefits, the acquisition also creates an expanded and strengthened new distribution channel for the combined solution by integrating the channel sales organizations and customer bases of both companies.

About Phoenix

    Phoenix Technologies (NASDAQ: PTEC); Founded in 1979, Phoenix is a global leader in device-enabling and management software products for PCs and other connected digital devices. Its FirstWare™ family of "instant on" software activates, secures, connects and recovers digital devices and is designed into millions of industry standard desktop, notebook, server, and information appliance systems sold annually. This enables Phoenix customers—specifiers, developers, and manufacturers of user-driven microprocessor systems—to reduce costs and provide high value-added features to their customers. Headquartered in San Jose, CA, Phoenix Technologies has offices worldwide.

    For more information about Phoenix Technologies, visit our website at http://www.phoenix.com/

About StorageSoft

    StorageSoft develops drive diagnostic utilities and hard drive imaging software that reduces the cost to own, deploy, and manage multiple PCs. StorageSoft distributes more than 50 million copies of its software each year to corporate IT, VARs, system integrators, and OEM markets worldwide. StorageSoft is a privately held company based in Louisville, Colorado, USA, with sales and support offices in California, Wisconsin and The Netherlands.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

    With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 5, 2001 and Form 10-Q, filed August 3, 2001.

    Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies. All other trademarks are the property of their respective owners.

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Phoenix Technologies Acquires StorageSoft, Inc.